Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement on Form S-4 and Prospectus of First Merchants Corporation, relating to the issuance of securities in the proposed merger of Decatur Financial, Inc. into First Merchants Corporation, of our report, dated January 22, 2000 on the consolidated financial statements of First Merchants Corporation as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999. We also consent to the reference to our firm appearing under the heading "Experts" in the Prospectus.






Olive LLP
March 24, 2000
Indianapolis, Indiana


                                   Ex. 23(a)-1